EXHIBIT 99.6

Weinberg & Company, P.A.
CERTIFIED PUBLIC ACCOUNTANTS


January 19, 2006



Mr. Larry Consalvi 3840 E. Eagle Drive Anaheim, CA 92807

Dear Mr. Consalvi,

In response to your letter of January 18, 2006, you have been provided with document requests from our office relating to the open items discussed in our meeting on January 17 2006, including delivery of a final consolidated trial balance, completed tax provisions and final drafts of the financial statement and Annual Report to be filed on form 10KSB for the year September 30, 2005.

Assuming receipt of the requested document by January 26, 2006 and any other audit requirements found in our completion process, our audit team has developed a scheduling timeline that would allow for completion, quality and concurring reviews, final partner approval, and issuance of an opinion on the financial statements allowing you to file on or before Monday February 6, 2006.


Sincerely

/s/ Elliot A. Weinberg
Elliot A. Weinberg, CPA
Weinberg & Company, P.A.